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As filed with the Securities and Exchange Commission May 31, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESTERN GAS RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	84-1127613 (I.R.S. Employer Identification No.)
1099 18th Street, Suite 1200 Denver, Colorado 80202 (303) 452-5603 (Address, Including Zip Code, and Telephone Number of Registrant's Principal Executive Offices)

2005 STOCK INCENTIVE PLAN
(Full Title of the Plan)

John C. Walter, Esq.
Executive Vice President, General Counsel and Secretary
Western Gas Resources, Inc.
1099 18th Street, Suite 1200
Denver, Colorado 80202
(303) 452-5603
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.10 per share	4,000,000 shares	$32.30	$129,200,000	$15,206.84

(1)
Covers (i) an aggregate of 2,500,000 shares of common stock that may be issued upon exercise of options under the 2005 Incentive Plan; (ii) an aggregate of 1,500,000 shares of common stock that may be issued pursuant to restricted stock awards under the 2005 Stock Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover additional shares of Common Stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2)
The proposed maximum offering price per share was estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Act and is based on the average of the high and low prices for the Common Stock on the New York Stock Exchange on May 27, 2005 of $32.30 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The information required in Part I of this Registration Statement is included in the prospectus for the Plan, which the Registrant has excluded from this Registration Statement in accordance with the instructions to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        Western Gas Resources, Inc. (the "Registrant") incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the "Commission"):

  (1)
  The Registrant's Annual Report on Form 10-K for the year ended December 31, 2004, filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act");

  (2)
  The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed pursuant to Sections 13(a) or 15(d) of the Exchange Act;

  (2)
  Proxy Statement for the Annual Meeting of stockholders on May 6, 2005;

  (3)
  The description of the Registrant's Common Stock which is contained in the Registrant's registration statements filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interested of Named Experts and Counsel.

        Not applicable

Item 6. Indemnification of Directors and Officers.

        The Registrant's Bylaws incorporate substantially the provisions of the General Corporation Law of the State of Delaware providing for indemnification of directors, officers, employees, and agents of the Registrant against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer, director, employee or agent of the Registrant. In addition, the Registrant is authorized to enter into indemnification agreements with its directors and officers providing mandatory indemnification to them to the maximum extent permissible under Delaware law.

        As permitted under Delaware law, the Registrant's Certificate of Incorporation provides for the elimination of the personal liability of a director to the corporation and its stockholders for monetary damages arising from a breach of the director's fiduciary duty of care. The provision is limited to monetary damages, applies only to a director's actions while acting within his capacity as a director, and does not entitle the Registrant to limit director liability for any judgment resulting from (a) any breach of the director's duty of loyalty to the Registrant or its stockholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) paying an illegal dividend or approving an illegal stock repurchase; or (d) any transaction from which the director derived an improper personal benefit. In addition, Section 145 of the General Corporation Law of the State of Delaware provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for expenses, including counsel fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if in the case of other than derivative suits, the person has acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation (and with respect to any criminal action or proceeding, had no reasonable cause to believe that the person's conduct was unlawful). In the case of a derivative suit, a director, officer, employee or agent of the corporation who is not protected by the Certificate of Incorporation, may be indemnified by the corporation for expenses, including counsel fees, actually and reasonably incurred by the person in connection with defense or settlement of such action or suit if such person has acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which a director, officer, employee or agent has been adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory in the case of a present or former director or officer who is successful on the merits in defense of a suit against such person.

        The Registrant also maintains directors' and officers' liability insurance. The specific terms and provisions of the insurance policies limit such coverage.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        See Index to Exhibits attached hereto.

Item 9. Undertakings.

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and,

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed in its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 31st day of May, 2005.

WESTERN GAS RESOURCES, INC.
By:	/s/ JOHN C. WALTER Name: John C. Walter Title: Executive Vice President and General Counsel

        KNOWN ALL MEN BY THESE PRESENTS that each person whose signature to this Registration Statement appears below hereby constitutes and appoints John C. Walter and William J. Krysiak, or either of them, as such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER A. DEA Peter A. Dea	Chief Executive Officer, President and Director (Principal Executive Officer)	May 31, 2005
/s/ WILLIAM J. KRYSIAK William J. Krysiak	Executive Vice President—Chief Financial Officer (Principal Financial and Accounting Officer)	May 31, 2005
/s/ JAMES A. SENTY James A. Senty	Chairman of the Board	May 31, 2005
/s/ WALTER L. STONEHOCKER Walter L. Stonehocker	Vice Chairman of the Board and Director	May 31, 2005
/s/ DEAN PHILLIPS Dean Phillips	Director	May 31, 2005
/s/ JOSEPH E. REID Joseph E. Reid	Director	May 31, 2005
/s/ RICHARD B. ROBINSON Richard B. Robinson	Director	May 31, 2005

/s/ BILL M. SANDERSON Bill M. Sanderson	Director	May 31, 2005
Ward Sauvage	Director
/s/ BRION G. WISE Brion G. Wise	Director	May 31, 2005

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	The Certificate of Incorporation of the Registrant (Filed as Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, Registration No. 33-31604, and incorporated herein by reference).
4.2
Certificate of Amendment to the Certificate of Incorporation of the Registrant (Filed as Exhibit 3.2 to the Registrant's Registration Statement on Form S-1, Registration No. 33-31604, and incorporated herein by reference).
4.5
Amended and Restated Bylaws of the Registrant, adopted on May 7, 2004, and in effect on the date hereof (previously filed as Exhibit 99.1 to our Current Report on Form 8-K filed on May 11, 2004 and incorporated herein by reference).
4.7	The 2005 Stock Incentive Plan.
5.1	Opinion of John C. Walter, as to the legality of the Common Stock offered hereby.
23.1	Consent of John C. Walter (included as part of Exhibit 5.1 hereto).
23.2	Consent of PricewaterhouseCoopers LLP, independent accountants;
24.1	Power of Attorney (included on the signature page to this Registration Statement).

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interested of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
INDEX TO EXHIBITS